Exhibit 10.5

Headquarters	Silicon Valley Office
6350 S. 3000 E. #600	2130 Gold St. Ste 200
Salt Lake City, Utah 84121	Alviso, CA 95002

June 22, 2010

Via Electronic Mail

Mr. David Sampson

Dear David,

Congratulations! Fusion-io, Inc. (“Fusion-io” or the “Company’’) is pleased to offer you the position of Vice President of Finance at Fusion-io, which is a full-time, exempt position, reporting to Chief Financial Officer. By accepting this offer of employment, you confirm to us that you are under no contractual or other legal obligation that could prohibit or preclude you from performing your duties for Fusion-io. This letter describes the essential elements of Fusion-io’s offer of employment to you.

Start Date:	To be mutually determined by Fusion-io and you.

Compensation:

Base Salary:	You will be paid a starting base salary of $180,000 payable in semi-monthly increments and in accordance with Fusion-io’s standard payroll policies and practices.

Equity Award:	We will recommend to our Board of Directors (or the Compensation Committee of the Board) that you be granted an option to purchase 115,000 shares of Common Stock of the Company (the “Option Award”) under the 2008 Stock Incentive Plan of the Company (the “Stock Plan”). The per share exercise price of the Option Award will be equal to the fair market value one share of Common Stock of the Company on the effective date of the grant of the Option Award, as determined by our Board (or the Compensation Committee of the Board, as the case may be) in accordance with the terms of the Stock Plan. The Option Award shall be subject to the terms and conditions applicable to stock option awards granted under the Stock Plan, as described therein and as set forth in the stock option agreement to which you agree to enter with the Company once the Option Award has been granted. The Option Award shall be subject to the following four (4) year vesting schedule: twenty-five percent (25%) of the shares subject to the Option Award shall vest on the one (1) year anniversary of your start date; and the remaining shares subject to the 0ption Award shall vest in thirty-six (36) equal monthly installments thereafter, with the first such installment vesting on the last day of the month following the month in which the first anniversary of your start date occurs and an additional installment vesting on the last day of each of the thirty-five (35) months thereafter. All vesting shall be subject to your continued employment with the Company through applicable vesting dates.

Benefits:	To the extent that you are eligible, as a full-time employee of the Company you will be entitled to participate in Fusion-io’s employee benefit plans, including our health insurance and 401(k) plans, which are generally available on a group basis to employees of the Company.

David Sampson

June 22, 2010

Fusion-io Policies and Employment Conditions:	As a condition of employment with Fusion-io, and in order to accept this offer of employment, please sign and date the attached “Fusion-io Policies, Procedures and Conditions of Employment” as well as the enclosed Proprietary Information and Inventions Assignment Agreement. Please return copies of the signed documents in their entirety to me. Thank you.

We have a dynamic organization and believe that you can make significant contributions to our continued success. In turn, we believe that working at Fusion-io will enable you to strengthen your own skills and expertise. We look forward to your favorable reply and to a productive and exciting work relationship.

Very truly yours,

/s/ Dennis Wolf

Dennis Wolf

Chief Financial Officer

Fusion-io, Inc.

cc:     Mr. David Flynn

Fusion-io Policies. Procedures. and Conditions of Emplovment

This document sets forth important benefits, obligations, restrictions, policies, procedures, and conditions (the “Fusion- io Policies”) related to your employment with Fusion-io. Please note that these Fusion-io Policies incorporate by reference the Employee Proprietary Information and Invention Assignment Agreement (the “Employment Conditions”). Please read these Fusion-io Policies and all related documents carefully before you agree to all of the terms by signing below. You may wish to consult an attorney prior to signing the Fusion-io Policies and the Employment Conditions. The Fuslon-io Policies, the Employment Conditions and the Offer Letter (defined below) shall be construed and interpreted in accordance with the laws of the State of Utah, excluding its conflict of law provisions.

Employment Conditions

Fusion-io’s proprietary rights and confidential information are among the Company’s most important assets. As a condition of employment, you must sign the Employment Conditions, a copy of which is included in the enclosed New Employee Packet. The Employment Conditions require, among other provisions, the assignment of patent rights to any invention made during your employment with Fusion-io. The Employment Conditions also prohibit conducting competitive business activities for a period of 12 months after your employment with Fusion-io ends, and they require you and Fusion-io to arbitrate any dispute or claim arising out of or related to your employment with Fusion-io and to waive all rights to a trial or hearing before a court or jury.

Fusion-io Emplovee Handbook

After beginning employment, you agree to review the Fusion-io Employee Handbook, and agree to thoroughly familiarize yourself with the polices contained in the handbook and to abide by them. Additionally, from time to time, Fusion-io will communicate Important changes to, and information about, its policies by way of electronic mall notification or the Fusion-io Intranet. By signing these Fusion-io Policies, you agree to thoroughly review such policy communications and to abide by them.

U.S. Employment Eligibility. Background Checks. and Former Government Workers

In order to comply with the Immigration Reform and Control Act of 1986, the federal government requires the Company to examine, no later than three (3) days after your employment begins, documents which prove your legal right to work in the United States. In addition, if you have not already successfully completed the background screening process as part of the Company’s hiring process, then your employment with Fusion-io is subject to the successful completion of such process prior to your start date. Failure to consent to and complete the background screening process is likely to cause Fusion-io to withdraw its offer of employment.

Fusion-io is a government contractor, and, as such, certain federal, state, and local laws may place prohibitions or other restrictions on the ability of former government workers, or relatives of current or former government workers, to be employed by or to perform certain work on behalf of Fusion-io. By signing below, you are affirming that your employment with Fusion-io, and any work you perform while employed by Fusion-io, will not conflict with any such prohibitions or restrictions.

Offer Letter

Your starting compensation, position, and information about your anticipated stock option grant, if any, are set forth in the offer letter (“Offer Letter”) you received with these Fusion-io Policies. By signing these Fusion-io Policies, you are also agreeing to the terms set forth in the Offer Letter. Oral or written representations contradicting or supplementing the terms of the Offer Letter are not valid. In addition, by accepting our offer and signing below you are also confirming to us that you are under no contractual or other legal obligation that would prohibit or preclude you from performing your duties for Fusion-io as Vice President of Finance.

Bonuses & Commissions

In general, if your position is eligible for incentive compensation payments, you will need to remain employed during the entire applicable bonus period or applicable commission period to be considered for such incentive payments for that period. Unless the applicable annual compensation plan for your position expressly provides otherwise, you are not entitled to pro rata bonus payments if you leave prior to the end of the applicable Incentive compensation period and corresponding payout date. In the event of termination of employment, you will not be entitled to receive any commission or bonus payment in any particular year unless such commission or bonus has been fully earned as expressly provided under the applicable incentive compensation plan or applicable bonus policy prior to termination of employment. Management by Objective (MBO) bonuses may depend on management’s evaluation of individual performance as well as overall Company performance. Commissions and bonuses are earned and paid at the sole discretion of the Fusion-io.

Fusion-io Policies, Procedures, and Conditions of Employment

(continued)

Benefits

Fusion-io offers a comprehensive benefit program for which you may be eligible based on your employment status (e.g., full time work versus part time may impact eligibility). The benefit plans, costs, coverage levels and enrollment processes are outlined in the Benefit Summary enclosed with the New Employee Packet. You must make your Fusion- io benefits elections within the limited time period set forth in the communication that you will receive after beginning employment. Fusion-io reserves the right to changes benefits package at any time. Fusion-io’s benefit plans may require employee contributions. By signing these Fusion-io Policies, you authorize Fusion-io to deduct from your compensation any and all contributions associated with your elections under Fusion-io’s benefit plans, the Fusion-io 401(k) Plan, or any other benefit offered by Fusion-io in which you participate and for which an employee contribution is required.

At-Will Employment

Employment with Fusion-io is for no specific period of time and constitutes “at will” employment. As a result, you are free to resign at any time, for any reason or no reason at all. Similarly, Fusion-io will be free to conclude its employment relationship with you at any time and for any reason, with or without cause and with or without notice. Although your job duties, title, compensation and benefits, as well as Fusion-io’s personnel rules, policies, standards and procedures, may change from time to time, the “at will’ nature of your employment may only be changed in an express written agreement signed by you and by the Chief Executive Officer of Fusion-io. As an Fusion-io employee, you will be expected to abide by all Fusion-io rules, policies, standards and procedures in effect from time to time. Any contrary representations that may have been made to you are superseded by this offer.

Equal Employment Opportunity and Escalation Process

Fusion-io believes that all employees should be treated fairly and equitably in conformance with its Equal Employment Opportunity policies. We take personnel action without regard to race, color, national origin, sex, age, religion, sexual orientation, or disability. Our commitment to these policies applies to every phase of the employment relationship, and we make every effort to comply with these policies. If, however, you feel you have not been treated fairly in some way in your Fusion-io employment, you agree, before talking any other action, to make a written complaint to a Director of the Human Resources Department and to allow individuals within the Department a reasonable period of time in which to investigate and informally attempt to resolve your issues.

By signing below, you are agreeing that you have read and understood every provision of the Offer Letter, the above Fusion-io Policies, and the Employment Conditions and that, in consideration for your employment at Fusion-fa, you agree to abide by those terms. You further acknowledge that no other commitments were made to you as part of the hiring process, except as set forth in the Offer Letter, the above Fusion-fa Policies, and the Employment Conditions. Please return a signed copy of the Fusion-io Policies and Employment Conditions to Fusion-io’s Human Resources Department via facsimile (801.293.3054).

I HAVE READ AND ACCEPT THE OFFER LETTER, FUSION-I0 POLICIES, AND EMPLOYMENT CONDITIONS:

Signature: /s/ David Sampson

Name: David Sampson

Address:

Date: June 27, 2010